Exhibit 99.1

     Barry Erdos Elected to Build-A-Bear Workshop, Inc. Board of Directors

    ST. LOUIS--(BUSINESS WIRE)--July 27, 2005--Build-A-Bear Workshop(R) (NYSE:BBW) today announced that President and Chief Operating Officer Bear Barry Erdos has been elected to the company's Board of Directors.
    "Barry has made significant strategic and operational contributions since joining the company last year and during our initial public offering," said Chairman and Chief Executive Bear, Maxine Clark. "His contributions have enhanced our positioning for future growth and success, and we are delighted that he will serve the company in his capacity of Director. We are also actively working with outside advisors to identify additional qualified independent directors for our Board."
    Mr. Erdos' appointment brings the number of company Directors to seven, of which five are characterized as independent according to New York Stock Exchange guidelines.
    Erdos has more than 34 years of retailing experience, most specifically in finance and operations. Before joining Build-A-Bear Workshop in April 2004, he served as Chief Operating Officer and a director of Ann Taylor Stores Corporation and Ann Taylor Inc., from November 2001 to April 2004. Mr. Erdos was Executive Vice President, Chief Financial Officer and Treasurer of Ann Taylor Stores Corporation and Ann Taylor Inc. from 1999 to 2001. Prior to joining Ann Taylor, he served as Chief Operating Officer of J. Crew Group, Inc. a specialty retailer of apparel, shoes and accessories, from 1998 to 1999. From 1988 to 1998, Mr. Erdos held various positions at Limited Brands including Corporate Vice President and Controller, and Executive Vice President of their Lane Bryant, Express and Henri Bendel divisions. Mr. Erdos currently serves as a member of the board and chairman of the audit committee of Bluefly, Inc.

    About Build-A-Bear Workshop, Inc.

    Build-A-Bear Workshop, Inc. (NYSE: BBW), with fiscal 2004 total revenue of $302 million, is the only national company that offers Guests an interactive make-your-own-stuffed animal retail-entertainment experience. The first store opened in St. Louis in 1997; the company currently operates over 190 stores in the United States and Canada. With the opening of its store in Sheffield, England, in the fall of 2003 and the addition of international stores in Japan, Denmark, Australia, South Korea and France, Build-A-Bear Workshop has become the global leader in the teddy bear business. In November 2004, the company opened two friends 2B made(R) stores, the newest concept based on the doll-making experience. For more information about the company and its products, call 888.560.BEAR
(2327) or visit the company's award-winning Web site at www.buildabear.com.


    CONTACT: Build-A-Bear Workshop, St. Louis
             Investors:
             Molly Salky, 314-423-8000 Ext. 5353
             or
             Media:
             Jill Saunders, 314-423-8000 Ext. 5293